Exhibit 99.1

Sienna Biopharmaceuticals Announces Successful Appeal of Nasdaq Delisting Notice

— Sienna’s common stock to remain conditionally listed during the Chapter 11 asset sale process

WESTLAKE VILLAGE, Calif., Nov. 14, 2019 – Sienna Biopharmaceuticals, Inc. (Nasdaq:SNNA) (the “Company”), a clinical-stage biopharmaceutical company, today announced that, on November 12, 2019, the Nasdaq Hearings Panel (the “Panel”) granted the Company’s request for continued listing on the Nasdaq Stock Market (“Nasdaq”), subject to certain conditions, including the following:

1.

On or before December 5, 2019, the Company shall update the Panel regarding the results of the Chapter 11 auction process currently being conducted under the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the “Court”). The Company shall also provide a timeline for completion of the transaction and/or delisting, or, in the alternative, details regarding the financing / reorganization. Based on the information provided, the Panel will evaluate whether the listing should be continued.

2.

On or before December 13, 2019, in the event the auction process results in an asset sale, the Company shall have completed the asset sale transaction. In the alternative, if the auction process results in a financing or reorganization plan with intent to emerge from bankruptcy, the Company shall provide the Panel with a submission detailing the plan and timeline going forward, as well as financial information regarding the ability of the post-bankruptcy entity to qualify for initial listing. The Panel will at that time evaluate whether the listing should be continued.

There can be no assurances that Nasdaq will continue the Company’s listing through the entire bankruptcy process or that there will be a successful auction process.

As previously disclosed on September 17, 2019, the Company received a letter (the “Nasdaq Letter”) from the staff of the Nasdaq Listing Qualifications Department (the “Staff”) notifying the Company that, as a result of the Chapter 11 proceeding and in accordance with Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1, the Staff has provided notification to the Company that the Company’s common stock will be delisted from Nasdaq. The Nasdaq Letter stated that the Staff’s determination was based on: (i) the filing of the Chapter 11 proceeding and associated public interest concerns raised by it; (ii) concerns regarding the residual equity interest of the existing listed securities holders; and (iii) concerns about the Company’s ability to sustain compliance with all requirements of continued listing on Nasdaq, including the minimum required closing bid price for continued listing on the Nasdaq Global Select Market pursuant to Listing Rule 5450(a)(1), for which the Company remains subject to a grace period afforded by Nasdaq rules. In response to this notice, the Company requested a hearing before the Panel, which was held on October 17, 2019.

In the interim, Sienna continues to manage and operate its business under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code. Sienna has retained Latham & Watkins as legal counsel and Cowen and Company as its investment bank to review financial and strategic alternatives with the goal of maximizing stakeholder value.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company created to bring unconventional scientific innovations to patients whose lives remain burdened by their disease. Sienna has built a unique, diversified, multi-asset portfolio of therapies in immunology and inflammation that target select pathways in specific tissues, with a focus on one of the most important ‘immune’ tissues, the skin. The Company has applied a novel proprietary technology platform to create potent targeted pharmacologically active molecules that are directed toward a specific target tissue and a select disease pathway, and with minimal to no systemic exposure.

All pleadings filed in Sienna’s Chapter 11 proceeding are maintained on the case docket for Sienna Biopharmaceuticals, Inc., Case No. 19-12051, which can be accessed through the website maintained by the United States Bankruptcy Court for the District of Delaware at http://w w w.deb.uscourts.gov or an unofficial version of the case docket along with other case information is available at https:// dm.epiq11.com/case/Sienna.

For more information, visit the Company’s website at w w w.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding the continued listing of the Company’s common stock on the Nasdaq Stock Market, the Chapter 11 sale process, our intent to maximize stakeholder value, and our ability to continue to manage and operate our business under the jurisdiction of the United States Bankruptcy Court for the District of Delaware. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties inherent in the Chapter 11 process as well as in the pharmaceutical drug and medical device development processes, including the clinical development process, regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Quarterly Report on Form 10-Q and any subsequent current reports filed with the Securities and Exchange Commission.

Contacts:

Interested Bidders

Cowen and Company

Lorie Beers

646-562-1250

Lorie.Beers@cowen.com

Latham & Watkins

Ted Dillman

213-891-8603

Ted.Dillman@lw.com

Investors

IR@SiennaBio.com

Media

media@SiennaBio.com

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